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                                                                   Exhibit 10.01



                                November 30, 2005


Mr. Richard K. Reece
21 Ballas Court
Town & Country, MO 63131

Re: Separation Agreement

Dear Ricky:

         As we discussed, your employment with Belden CDT Inc. (the "Company") and all subsidiaries will terminate effective on the close of business, November 30, 2005 (the "Separation Date"). This letter confirms all of your entitlements arising out of your employment with and/or separation from the company, including without limitation, under your retention and integration award agreement, dated June 28, 2004, as amended as of May 17, 2005 ("Retention Agreement"), and your letter agreement, dated April 15, 2002, as amended as of May 17, 2005 ("Letter Agreement"). You will receive:

1.  Severance equal to the sum of your current annual base    $580,700
    salary and your 2004 actual bonus (payable monthly over
    a one-year period commencing on December 1, 2005).


2.  The last one-third of your cash award payable pursuant    Cash: $59,583
    to the Retention Agreement on July 15, 2006. (You are
    also entitled to the vesting of the last one third of     Shares: 2,907 plus
    your restricted stock award under that agreement.)        Accrued Dividends

         You are entitled to your accrued and unpaid salary through the Separation Date.

         You are entitled to all accrued, vested and unpaid benefits under all retirement, pension, and deferred compensation plans of the Company in which you are participating on the Separation Date. All such benefits shall be paid in accordance with the terms of the applicable plans and, where applicable, your previous elections. You are not eligible for retirement plan contributions with respect to payments made under section 1 or 2 above.

         You are vested in all stock options that were granted to you prior to, and were still outstanding at the time of, the merger of Belden Inc. and Cable Design Technologies Corporation, effective July 15, 2004. You shall be entitled to exercise such options until








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Mr. Richard K. Reece
November 30, 2005
Page 2

the earlier of the expiration date set forth in the applicable award or the end of the ninety-day period starting on December 1, 2005.

         Pursuant to your Letter Agreement, (i) one-third of your stock option award, granted on March 30, 2005 (7,667) shall become exercisable pursuant to its terms and remain exercisable for a period of ninety days after they become exercisable and (ii) you will receive your 2003 Belden Inc. restricted stock award of 9,000 shares when they vest on February 18, 2006. All other unvested restricted stock, stock option and other equity-based and long-term incentive awards (whether or not equity-based) shall lapse, and all such unvested stock options shall not be exercisable, as of the Separation Date.

         The Company will, to the extent required by applicable law, withhold from your amounts payable above, the amount of any withholding tax due with respect to such amounts.

         You agree to promptly return to the Company all tangible and intangible property of the Company, whether prepared by you or otherwise coming into your possession, and whether written, electronic or in any other format, including, without limitation, all files, records, documents, customer lists, software and equipment (such as personal computers, disks, and disk drives, and mobile communication devices).

         Payment of the amounts and benefits set forth above will begin on the effective date of the General Release of All Claims and the Non-Compete letter that accompany this letter or, in the case of Company employee plan benefits, such later date as may be provided in accordance with the applicable Company benefit plan in which you are a participant. All amounts hereunder also are conditioned upon your resignation from all offices of the Company and all subsidiaries held by you.

         We ask that you sign this letter below confirming our understanding above.

         This letter may be executed in one or more counterparts, each of which shall constitute an original for all purposes, and all of which taken together shall constitute one and the same agreement.

                                           BELDEN CDT INC.



/s/Richard K. Reece                        By:    /s/Kevin L. Bloomfield
Richard K. Reece                                  ----------------------
                                           Name:  Kevin L. Bloomfield
                                                  -------------------
                                           Title:   General Counsel